Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript MMS - MAXIMUS, Inc. Conference Call Event Date/Time: Jun. 27. 2006 / 8:30AM ET

CORPORATE PARTICIPANTS

 Lisa Miles

 MAXIMUS Inc. - IR

 Rich Montoni

 MAXIMUS Inc. - CEO

CONFERENCE CALL PARTICIPANTS

 George Price

 Stifel Nicolaus - Analyst

 Anurag Rana

 KeyBanc - Analyst

 Charles Strauzer

 CJS Securities - Analyst

 John Mahoney

 BB&T Capital Markets - Analyst

 Matthew McKay

 Jefferies - Analyst

 Tom Meagher

 Friedman Billings Ramsey - Analyst

 Cynthia Houlton

 RBC - Analyst

 Jason Kupferberg

 UBS - Analyst

 Bill Loomis

 Stifel Nicolaus - Analyst

 Dana Walker

 Kalmar Investments - Analyst

 PRESENTATION

Operator

 (Operator Instructions). At this time, I would like to present your speaker, Lisa Miles, Director of Investor Relations.

 Lisa Miles  — MAXIMUS Inc. - IR

 (technical difficulty) on the call this morning. On the call today is Rich Montoni, Chief Executive Officer; and David Walker, Chief Financial Officer. Rich is going to take you through the financial impact of the amended Texas subcontract, the history and background of the project, the work breakdown and realignment of scope, and then wrap up his prepared remarks with follow-up commentary from our last call in early May. We will open up the call up for Q&A after that.

Before we begin, I would like to remind everyone that a number of statements being made today will be forward-looking in nature. Please remember that such statements are only predictions and actual events or results may differ materially as a result of risks we face, including those discussed in Exhibit 99.1 of our SEC filing. We encourage you to review the summary of these risks in our most recent 10-Q filed with the SEC on May 8, 2006. The Company does not assume any obligation to revise or update these forward-looking statements to reflect subsequent events or circumstances. With that, I will turn the call over to Rich.

 Rich Montoni  — MAXIMUS Inc. - CEO

 Thank you, Lisa, good morning. As noted in last night’s press release, the Company signed an amended subcontract with Accenture related to the Texas ACCESS Alliance contract. This project is the first of its kind and we value our role in changing the way states deliver improved services to their constituents.

I have been in the position of CEO for just over two months now and my first priority has been to work with the team to stabilize underperforming businesses, specifically large outsourcing jobs like Texas and like British Columbia. These are complicated programs with multiple components. We’re making progress in British Columbia where we are now meeting high-end expectations and meeting service-level requirements.

As it relates to Texas, both Accenture and MAXIMUS have agreed to redefine roles that best position the project for operational improvement. The amended subcontract realigns the overall scope of the Texas project in an effort to achieve performance obligations while.

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systems development arena. However, this has a significant financial impact on MAXIMUS. As noted in the press release, the Company currently expects to incur a 45 million to 50 million pre-tax loss on this contract for the second half of our fiscal 2006 year. For the third fiscal quarter — that would be ending June 30, 2006 — we expect to incur a loss of 35 million to 38 million, of which approximately 18 million relates to the impairment of deferred contract cost.

As a result of all of this, the Company expects to report a net loss in the third quarter of approximately $0.55 to $0.60 per diluted share. For the full fiscal year, we now expect net profit of $0.57 to $0.67 per diluted share. We will receive the tax benefit associated with these losses at our approximate 39.5% effective tax rate.

I would like to say that one point to keep in mind regarding the $18 million impairment charge is that our intention is to take this charge currently. This intention better positions future periods; otherwise, these future periods would have to incur amortization expense. While we believe this accounting is appropriate and perhaps conservative, we did not want to overly burden the future periods’ margins.

The financial impacts of the Texas contract beyond fiscal 2006 are not certain, and ultimately they will depend upon many factors. While we expect to incur losses in fiscal 2007 on this contract, we presently anticipate that the losses in fiscal 2007 will decline from the projected fiscal ‘06 levels.

The projected loss for the second half of fiscal 2006 is primarily the result of two matters. The first category is cost overruns on the integrated eligibility component. This is due to increased staffing levels, which I will cover in more detail later. Secondly, additional costs have arisen from the amended subcontract, which we refer to as cover cost. Over the remaining life of the contract, MAXIMUS expects to incur approximately 40 million to 45 million in cover cost.

Let me walk you through the premises of these cover costs. There are two categories. MAXIMUS will compensate Accenture for cover cost incurred for providing services previously performed by MAXIMUS. This is estimated to be approximately 22 million to 25 million over the remainder of the contract and would include the reassignment of systems development as well as support on certain operational activities. In addition to these cover costs to Accenture, MAXIMUS expects to incur an additional 18 million to 20 million in cover cost in order to meet its performance applications under the amendment. Both MAXIMUS and Accenture agree to cooperate to reduce cover cost, wherever possible.

Talk a little bit about history on this project and background. I have covered a lot of ground at this point. Let’s just step back for a second and discuss how the project evolved to where we are today. I think this will provide you some context and understanding of where there have been issues, and more importantly, our plan going forward. As you may recall, on June 30, 2005, Texas announced that it awarded the Texas ACCESS Alliance, a five-year integrated eligibility and enrollment contract. As a subcontractor, MAXIMUS expected approximately $370 million in total revenue over the life of the contract. The Texas program is the first of its kind with the state striving to improve access to Health and Human Services programs by upgrading technology and providing citizens new ways to apply for multiple services. This project is a complex, large-scale outsourcing operation with several components. A number of the functions are operational today, including the following — the Children’s Health Insurance Programs, otherwise known as CHIP — [and] the Medicaid enrollment broker functions. These were launched in November and they remain operational and stable. And the Children’s Medicaid Program was launched January 1, 2006 and is progressing as expected.

The final component of the contract is the integrated eligibility portion, or what is referred to as IE component. The basic premise of IE is to allow citizens the ability to apply for multiple entitlement programs through a single application process. Historically, recipients had to apply for each entitlement program separately. This component of the program is really a complete overhaul of a previously stovepipe system. That is a critical point. This is a new complex approach that has never been done before. At the point where we launch the integrated eligibility pilot, this is a point where we ran into the greatest challenges, principally in the area of applications processing. The IE function was to be launched in a phased regional rollout over a period of about nine months. We launch the initial pilot — the initial pilot region — in late January of 2006.

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— the system integration issues that stem from the complexity of the systems development and the types of efficiencies we need —

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We increased our staffing requirements and implemented other improvements. In April, state and Alliance readiness assessments determined that further improvements were needed. The expansion of the integrated eligibility program beyond the pilot region was delayed until the technology and operational readiness could be achieved. Despite the delays, we remain committed to working through the challenges and we initiated several actions to help improve the project readiness. In early May, the Alliance collectively concluded that it was in the best interest of the project to reassign certain responsibilities in an effort to achieve readiness for the phased rollout of the remaining seven regions.

So let’s move onto the amended subcontract or agreement. We aligned the scope under the amended subcontract, and as part of the amendment there are three major components of how the work breaks down between MAXIMUS and Accenture. First, MAXIMUS will retain responsibility and continue to operate the CHIP program, the enrollment broker operations and application processing for children’s Medicaid. In addition, MAXIMUS also retains the integrated eligibility processing component and the development of the in-state technology.

Second, Accenture will assume operational responsibility for certain functions previously performed by MAXIMUS, and this would include the Complaints and Appeals in defined technology development for the interim solution.

And third, Accenture will provide additional management and operational assistance to MAXIMUS. These functions include application processing, employee training, as well as call center and image processing.

The Texas project is a large contract and we expect it to contribute about 320 million of revenue over the life of the five-year contract versus our initial estimate of 370 million. Coupling the resources of Accenture in the areas of systems and process improvement will provide the strength and capability to the project. This should be beneficial in the development of systems and drive the faster realization of improved process efficiencies.

While we’re disappointed that the project has not ramped as originally planned, we have a proven track record in servicing large Health and Human Services programs, evidenced by our portfolio of successful outsourcing contracts. We have a number of large outsourcing jobs that are in fact solid contributors and performing to our expectations today.

I want to move onto some other key items and some themes that carried forward from our May 3 call. And as I talked to you on this last call, this company has to be focused on optimizing our existing operations and expanding the overall margin on projects. This means continued focus on execution of current contracts and overall management of start-up situations and oversight. On a go-forward basis, our emphasis will be on smaller, more profitable work. These jobs tend to carry less start-up risk than larger opportunities, and I believe they are more manageable. For example, we see many new Health and Human Services opportunities at the federal level and these are opportunities that exist in the sweet spot I just described. As I mentioned on our call last May, the Company will emphasize a less volume-driven approach and a more disciplined pursuit of new business based on size, terms, conditions and profitability levels.

In terms of the Company’s capitalization and uses of cash, we suspended share repurchases on our existing program in mid-April. This was the recommendation and guidance of outside counsel. We determined that it would be prudent to hold repurchases until we reach final resolution of the amended Texas subcontract and obtain clarity on the ultimate financial impact on MAXIMUS going forward.

Accordingly, management and the Board are focused on preserving cash and maintaining a sound financial footing as we navigate the challenges that we have in Texas. As a result, we do not expect to engage in share buyback activity immediately, but we do fully recognize the importance of this program to our shareholders and consider it an effective way to utilize cash.

In addition, we continue to explore other alternatives to increase shareholder value. This would include disposition of non-core practices, smaller acquisitions, as well as strategic business combinations. I do expect that by calendar year end, we will be able to report to you on progress relating to exiting certain businesses. I mentioned this to you on our last call and I believe that this is an area where excessive action is required in the near-term.

Also, in the context of increasing shareholder value, I believe for avoiding future large surprises is an obvious goal, but I also in the near-term — but also in the near-term, fair resolution of other outstanding contingencies, including pending legal matters, is an important goal of mine. There may be future costs associated with the resolution of these matters.

Lastly, and before we open it up to Q&A, we have made our best effort based on information that is available to us today to provide you with a preliminary look at how we will be impacted by the Texas subcontract amendment. The purpose of today’s call was to talk to you about the amended subcontract, but I want to touch on a key driver for how the third and fourth quarters will play out.

As with any quarter, there are a number of factors, many of which relate to the timing of work or license revenue. These can impact quarterly results. Based on what we know today, we expect the system segment will benefit from a large license in the fourth quarter, which was previously anticipated in the third quarter. We have been notified of the award and we are in fact in final contract negotiations. But as of today, the contract has not been signed. As a result, the system segment will likely be soft in the third quarter, but is expected to rebound in the fourth quarter, driven by license revenue.

So to sum it all up, we expect to exit the full fiscal year with net profit between $0.57 and $0.67 per diluted share.

The Texas project — we are really focused on this Texas project and working really hard to bring it to a logical resolution. I think we have clearly hit the inflection point and I believe the largest impact is behind us. We’re taking the bulk of the losses in this third quarter and we are moving forward with a plan that should ultimately move this project to breakeven. I’m certainly not pleased with this project progress to date, but I believe the amendment better positions the project for success and provides the state, Accenture and MAXIMUS the platform to work together to accomplish the intended vision and system benefits. But as important, I really believe that this demonstrates MAXIMUS’s commitment to our customers and to our leading brand. We’re determined and are well positioned to deal with this challenge and we are bold on fiscal 2007 being improved. But we in fact are in the midst of the course, so stay tuned.

And with that, let’s open up the call to your questions. Operator?

 QUESTION AND ANSWER

Operator

 (Operator Instructions). George Price, Stifel Nicolaus.

 George Price  — Stifel Nicolaus - Analyst

 Good morning. George Price from Stifel Nicolaus. Rich, I guess first thing is, can you give us a little bit more color maybe on how the costs are going to progress after the fiscal fourth quarter ‘06? I mean, is that implied run rate — I guess that’s, what, about 10 to 12 million in operating losses I believe if I’m doing the math right. Should we assume kind of quarterly declines as we move through fiscal ‘07 from that basis?

 Rich Montoni  — MAXIMUS Inc. - CEO

 Good morning, George. As it relates to periods beyond fiscal ‘06, and most notably fiscal ‘07, as I said in the call notes, we do expect a better fiscal ‘06. And a big driver behind this is anticipated cost reductions, most notably in the IE operations, as well as cover costs. We expect that cover costs will trend down. We also expect that new systems will come online and we expect that those new systems will provide us improved productivity in several areas.

And I would also tell you that there are several variables — this guidance is more directional because there are many variables that factor into the equation, including the rollout of the pilot program, the systems development and how that progress and its efficacy, and obviously our ability to have the right balance of people given the right workloads at all points in time.

 George Price  — Stifel Nicolaus - Analyst

 Can you talk maybe a little bit about the timing of the cover costs that you laid out? I would imagine those are going to be — the bulk of those are going to be over the next year or so?

 Rich Montoni  — MAXIMUS Inc. - CEO

 I think that’s right. I do believe that they will run out and decrease significantly as we get towards the end of FY ‘07. That is our anticipation, George.

 George Price  — Stifel Nicolaus - Analyst

 Okay, and one last question if I could. Can you — I mean as much as possible from this vantage point, when do you think this contract gets to breakeven either of its own accord, or I guess effectively with other cost cuts neutralizing the impact versus prior profitability expectations? Can you give us maybe a best case and a worse case?

 Rich Montoni  — MAXIMUS Inc. - CEO

 That is a real difficult question to answer at this point in time. We really do need more data confirmation as it relates to our plan. And we have a plan that calls for this thing to approach breakeven towards the end of fiscal ‘07. And I will tell you that there are variables that can move it one way or another, and even the ultimate ability to achieve breakeven.

 George Price  — Stifel Nicolaus - Analyst

 Is any of this recoverable? It sounds like some of the issues are — actually may be on the state side when you’re talking about the data input qualities. Is any of this recoverable, either from the state or in any other way?

 Rich Montoni  — MAXIMUS Inc. - CEO

 That’s really in the category of to be determined. We really have not addressed recovery, we’ve really been focused on dedicating the resources to get this project headed in the right direction.

 George Price  — Stifel Nicolaus - Analyst

 And last quick thing just to clarify — the 18 million of deferred costs — that is all non-cash?

 Rich Montoni  — MAXIMUS Inc. - CEO

 That’s correct, George.

 George Price  — Stifel Nicolaus - Analyst

 Okay, thanks.

Operator

 Anurag Rana, KeyBanc.

 Anurag Rana  — KeyBanc - Analyst

 Could you please give me some idea about this comment about strategic business combinations that you have in the press release; and also, whether there are any large contracts in the hopper?

 Rich Montoni  — MAXIMUS Inc. - CEO

 Two questions. The comment as it relates to strategic business combinations, I think the comment really should stand on its own. But I will say that we have long said that the Board of Directors has a responsibility to look out for the long-term value to our shareholders. And I can assure you that they’re committed to doing that, and hence, their willingness to consider all strategic alternatives, that whatever makes sense in the long-term best interest of our shareholders. That being said, from a management perspective, our resolve is to focus on the daily operations. And I think that’s inherent to and a must-do, in terms of maximizing long-term shareholder value.

As it relates to your second question, and that being — are there any other large contracts out there? In the area of integrated eligibility, yes, there are other large contracts out there and we will have to see how that — I’ll say relatively new industry evolves, what the terms and conditions are. And once we understand that, then we can logically determine MAXIMUS’s appropriate role.

 Anurag Rana  — KeyBanc - Analyst

 Thank you.

Operator

 Charles Strauzer, CJS Securities.

 Charles Strauzer  — CJS Securities - Analyst

 All of my questions have been asked and answered at this time.

Operator

 John Mahoney, BB&T Capital Markets.

 John Mahoney  — BB&T Capital Markets - Analyst

 Hi. I actually tried to withdraw my question; let me try and clarify it. Of the third quarter loss, 35 to 38, I just wanted to make sure this is — I know (indiscernible) somebody already asked this. But $18 million of this is non-cash and the remainder is cash expenses, correct, or loss rather?

 Rich Montoni  — MAXIMUS Inc. - CEO

 John, that’s correct.

 John Mahoney  — BB&T Capital Markets - Analyst

 Of the $20 million, how much of that is the cover costs? I know — just trying to — I know you said it at the beginning, but I didn’t quite catch it all. $20 million loss in the quarter, cash-related, and could you go over the details of that one more time?

 Lisa Miles  — MAXIMUS Inc. - IR

 Actually, John, we do not break out specifically the cover costs as they break out Q3 to Q4 and on a go-forward basis. But ultimately, what we did say as it relates to the cover costs is that in total, they will be roughly $40 to $45 million over the remaining life of the contract. Of that, 22 to 25 is expected to be compensated to Accenture to cover services previously performed by MAXIMUS, and roughly 18 to 20 million relates to MAXIMUS cost, which we expect to incur as it relates to meeting our performance obligations under the amendment.

 John Mahoney  — BB&T Capital Markets - Analyst

 So 22 to 25 goes to Accenture from MAXIMUS, and 18 to 20, is that separate from the 22 to 25, and does that go to Texas?

 Lisa Miles  — MAXIMUS Inc. - IR

 That’s correct. That 18 to 20 specifically relates to what MAXIMUS expects to incur as it relates to meeting our performance obligations under the amendment.

 John Mahoney  — BB&T Capital Markets - Analyst

 And that’s the total — that’s the 45?

 Rich Montoni  — MAXIMUS Inc. - CEO

 40 to 45, correct.

 John Mahoney  — BB&T Capital Markets - Analyst

 Sorry, (indiscernible) analysts, we don’t have a table in front of us. We have trouble adding all these things up (indiscernible) we don’t put them in the bright boxes. So the 20 million — do you have it broken out like — could you give me some detail about where that $20 million of kind of cash expenses; where that goes in the quarter, what’s that related to? A lot of that cover cost, is that kind of one-time (indiscernible) stuff, just costs associated with walking away from some of the responsibilities or changing your responsibilities?

 Rich Montoni  — MAXIMUS Inc. - CEO

 A lot of that is cover cost, John, but a lot of it also relates to the IR operations where we had to dedicate a lot of resources, a lot of additional headcount. Quite frankly, because in the pilot mode, the project was not operating at designed efficiencies. The workforce required to get the work done was much larger, order of magnitude 10X than design, and there was a lot of cost associated with that.

 John Mahoney  — BB&T Capital Markets - Analyst

 Thank you very much.

Operator

 (Operator Instructions). Matthew McKay, Jefferies.

 Matthew McKay  — Jefferies - Analyst

 Good morning, guys. Question about just how the revenue is going to unfold on Texas over the next year or two here. You go through a period of still kind of healthy revenue for development work, and then does it put you over to more sort of an ongoing type of business? Just any color in terms of how you see the revenue flowing over the next year would be helpful.

 Rich Montoni  — MAXIMUS Inc. - CEO

 Good morning, Matthew. I view the revenue not so much as development contract revenue, but more operational revenue, some of which is fixed fee in nature designed to cover our overhead cost, and then there’s some variable cost associated with it as well. The EB part of the program and the CHIP part of the program, which I think are operating relatively well, up, running, essentially normalized. I think those are consistent flow today for the rest of the contract, and then we should see some ramp as we ramp up the IE component, but it’s not as much as you might expect. Once it gets to full-fledged, then it hits some pretty respectful numbers. But I would view it more as normal operations, outsourcing type operations as opposed to a development program. The development costs of building the system are effectively — we had treated them as capital costs in part since we wrote them off. At this point in time, they are no longer on the balance sheet. Those otherwise would have been amortized as I explained earlier in the transcript, and future development costs, system costs, essentially, are period costs as we incur them.

 Matthew McKay  — Jefferies - Analyst

 So, then does revenue kind of dip down here a bit here on this contract and build up over the next year, or — I’m just trying get a feel for —.

 Rich Montoni  — MAXIMUS Inc. - CEO

 I think of it this way. I think what happens is that, because the pilot has been delayed, there is an amount of revenue that effectively gets pushed out a year because it’s a fixed term contract at the end of five years that’s effectively one year’s worth of revenue falling off the table. So hence, when we talked earlier, the anticipated revenue going from 370 to 320, what that really is, Matthew, is that one year’s worth of revenue falling off the table. Okay? But the IE component as it ramps up and our current plan is that should happen towards the end of FY ‘07 [was] substance, will provide some lift, but towards the end of FY ‘07. Otherwise, I expect the revenue on this contract to be relatively consistent.

 Matthew McKay  — Jefferies - Analyst

 Okay, thank you. That’s helpful.

Operator

 Tom Meagher, Friedman Billings Ramsey.

 Tom Meagher  — Friedman Billings Ramsey - Analyst

 Yes, good morning. Rich, just to make sure I understand strategically, I know that, especially on these pilot projects, that the states tend to follow each other; in other words, picking out those pieces of a project they think that work, and then [they can get] the other things that perhaps didn’t work as well. Is it fair to say then, this is kind of a strategic shift on your part as other large states, whether Florida, California, Ohio whatever, that you’re going to stay away from these sorts of things? And then secondly, could you describe in a little more detail opportunities you see at the federal level for some of these smaller projects that you alluded to?

 Rich Montoni  — MAXIMUS Inc. - CEO

 I would be glad to do that, Tom. I do think you’re right that the way the states operate is that they do tend to observe, share with one another what works and what does not work. And I think it’s actually a great model for the states. And as a backdrop, I would like to say that I do think that there are some very significant, compelling reasons why states, particularly the larger ones, will need to consider, seriously consider, integrated eligibility. It really does offer conceptually some must-have capabilities from a systems perspective to enable them to handle, better handle, the additional volumes we expect that they’re going to have to deal with, with these cases, with these programs, and to use new-wave technology or leading-edge technologies to do it. I think there are advantages to the constituents out there to use these newer technologies and there are cost advantages to the states.

Now with that being said and getting back to your point, they really do need to watch one another to determine what works and what doesn’t work. And we, quite frankly, our pilot is in the eye of the storm working to determine that and there will be best practices that bubble out of this, we will be aware of those best practices. It does not mean that we’re going to blindly go down the path and sign up for anything that comes our way. We’re going to be very particular about being associated with projects that we believe will work in the end result for the client. Because when it’s successful to the client, it’s successful for us. And I also think that we need to be very cautious from a terms and conditions perspective to make sure they are fair for the risk that we take. As I said earlier, my preference is to lean more towards smaller bite-sized type opportunities, as opposed to these very, very large ground-breaking situations.

On the federal side, we continue to see a number of large opportunities, essentially health-oriented. We have an opportunity for some health information call centers that, frankly, is bird flu related. Additional opportunities are coming away as it relates to Medicare Part D. We see opportunities in international health, and we also have some very specific opportunities in the area of health analytics.

 Tom Meagher  — Friedman Billings Ramsey - Analyst

 Thanks very much, I appreciate it.

Operator

 (Operator Instructions). Cynthia Houlton, RBC.

 Cynthia Houlton  — RBC - Analyst

 Hi, just a little bit more background in terms of how the contract was amended; i.e., was this something that Texas pushed down and said that, in terms of how the work was being segmented, should change? Is this something where you went to Accenture and said — this part of the requirements we feel that don’t make sense? I guess I’m just trying to understand a little bit more the history of how the terms were amended and why they were amended the way they were.

 Rich Montoni  — MAXIMUS Inc. - CEO

 Cynthia, I don’t believe it was the state that was integral in this process. This was really between Accenture and MAXIMUS and sort of a half-time huddle in terms of what’s working, what’s not working, how can we better align our teams. One of the challenges in something like this is you have two different companies with two different teams and two different organizations and different methodologies — how do you combine those two efficiently to communicate and get the job done? And that was really the heart of it. The progress that we’ve been making; while it was progress, it was not as we anticipated. So it was really kind of in a category of a mid-game huddle to say, what makes sense going forward. And we all had lots of options and we decided to move forward in a collective fashion and reallocate responsibilities that we think better aligned with the capabilities of the two firms. And obviously in this, equation we are availing ourselves of the additional resources that Accenture has to offer, and most notably, in the systems development arena.

 Cynthia Houlton  — RBC - Analyst

 Okay. And maybe as a follow-up, as this contract moves forward in terms of the way the terms have been set out, you talked a lot of — you have mentioned that there are some variable things to determine — how you get to profitability and how the margins improved. Is it a thing where you also anticipate further amendments to the actual contract, or is it just timing of roll-out and maybe more things you don’t have control over? I guess I’m just trying to understand where we are in terms of what the contract terms are and what you and Accenture have determined the respective parties will do.

 Rich Montoni  — MAXIMUS Inc. - CEO

 I’d say, from a summary level, I think we’ve provided the various areas that are changing under the contract. So if that is not clear, just ask me and I can repeat that.

 Cynthia Houlton  — RBC - Analyst

 What I meant was, are there — is there a possibility that this is going to continue to be a changing factor? Is that what determines profitability, or is it more other aspects of the contract?

 Rich Montoni  — MAXIMUS Inc. - CEO

 Okay. I think, if I understand your question then, is — what do we think of the drivers to profitability here?

 Cynthia Houlton  — RBC - Analyst

 Yes.

 Rich Montoni  — MAXIMUS Inc. - CEO

 I think the drivers to profitability reside clearly with the integrated eligibility component of the program, and the Accenture and MAXIMUS and the state working together to hold together all of the necessary elements, and I’m just going to give you the categorical elements of the classic — people, processes and technology. And all of those elements, and there are innumerable details behind all of this as you can imagine — all of those elements have to be brought together in a combination that really works and works in an economically viable fashion. You just take any element of that equation, Cynthia, and start to get an appreciation. When you’re ramping up even a pilot and beyond especially with people, you have to go out and recruit, sometimes in rural areas. You run into logistical problems where there may not even be that many people available to hire in that part of the state. They may not have the commensurate skills. You have training issues, hiring trainers, can you get the trainers there in a timely basis, can you get everybody through the training courses. Can you hold that work force to appropriate abandonment rates and performance metrics, et cetera. So all of those elements need to come together to prove out the original vision in this concept, and that’s what we’re working really hard to do.

 Cynthia Houlton  — RBC - Analyst

 Okay, thank you.

Operator

 Jason Kupferberg, UBS.

 Jason Kupferberg  — UBS - Analyst

 Good morning, guys. I just wanted to start with a clarification. It sounds like from what you guys are saying, the subcontract between Accenture and yourselves clearly was modified here, but the prime contract between Accenture and the state was not modified — you said it was really just between yourselves and Accenture?

 Rich Montoni  — MAXIMUS Inc. - CEO

 Correct.

 Jason Kupferberg  — UBS - Analyst

 Okay, that’s helpful. My next question is, kind of looking in hindsight here, is kind of what happened from your perspective that you guys kind of just underestimated the scope and the complexity of this, given that it was a first of its kind type of project? Is that the essence of what happened here?

 Rich Montoni  — MAXIMUS Inc. - CEO

 I think that’s an important element of its, but I do think about three main areas here when we talk about this, and it’s the concept, it’s the contract itself and it’s the execution of the project. And I think there are lessons learned in all areas, Jason. But certainly, the concept — this is a very large contract. We knew that on the front end. It’s very complex, we knew that on the front end. So much of that was known. And is often the case of large projects, you won’t know all of the complexity. So it’s a part of it, but I don’t think it’s the lion’s share of it. I tend to think that the lion’s share of the lessons learned probably were more so in the contract terms, and also in the execution side of things.

 Jason Kupferberg  — UBS - Analyst

 And to that end, have you guys made changes in terms of people you have on the ground running this project?

 Rich Montoni  — MAXIMUS Inc. - CEO

 We’ve made many changes in terms of the people we have dedicated to this project. We have directed a lot of MAXIMUS resources from around the country. We have gotten additional resources from Accenture as part of this subcontract. So there are a lot of very, very talented people focused on this project who work really hard in a cooperative fashion with one another and the state to make this work.

 Jason Kupferberg  — UBS - Analyst

 What’s the impact on fiscal ‘06 revenue guidance from all of this? Obviously, you’ve outlined the earnings component, but how should we think about revenues? Any change there?

 Rich Montoni  — MAXIMUS Inc. - CEO

 Really about the same. We have not really modified revenue guidance dramatically.

 Jason Kupferberg  — UBS - Analyst

 So you’re sticking to — I think it’s $7.10 to $7.25 as of now?

 Rich Montoni  — MAXIMUS Inc. - CEO

 That’s about right.

 Jason Kupferberg  — UBS - Analyst

 Okay. My last question is when — I know you said that fiscal ‘07 is still a bit of a wild-card here, but over the next couple of quarters, are there certain milestones on the contract or other events that we should be monitoring that might be a trigger point for giving you guys some better feel for how fiscal ‘07 might evolve from a financial point of view on the contracts?

 Rich Montoni  — MAXIMUS Inc. - CEO

 We’ll share the milestones with you as appropriate, Jason. I think obviously, short-term progress in terms of a pilot in the IE world is very, very important to us. So as we progress or as things change, we will keep you posted.

 Jason Kupferberg  — UBS - Analyst

 Okay, thanks.

 Rich Montoni  — MAXIMUS Inc. - CEO

 You’re welcome, thank you.

Operator

 Bill Loomis, Stifel Nicolaus.

 Bill Loomis  — Stifel Nicolaus - Analyst

 One thing you talked about was conserving cash and not being — at least for the short-term — coming in to buy back stock. You had about 177 million in cash last quarter and no debt. And clearly, even if all of these charges and losses were pure cash, you would not get anywhere near that amount. So why the delay? Do we have more news coming down? Are there other negotiations in the background that your counsel is telling you not to be going into the market at this point?

 Rich Montoni  — MAXIMUS Inc. - CEO

 Bill, there are no specifics. As a backdrop, I would say that we really just like being in a comfortable position of knowing that we are extremely well capitalized and we have to think about new customers, [really big] customers. I think the customer base gets a lot comfort in knowing that MAXIMUS is very well capitalized, is not a leveraged company. And I think that’s very important in their mindset. So a lot of this is conservativism and we just feel comfortable at this particular point in time. Obviously, losses could be greater than we’re forecasting on the Texas situation. And you’re right — we don’t need nearly the cash we have on board to absorb even additional disappointments from that perspective. But I think it’s good to have the initial cash on-board as we navigate through this short-term period of time.

 Bill Loomis  — Stifel Nicolaus - Analyst

 And when you say in the near-term as far as not coming back into the market, what are you defining on that? Is that a few weeks or a few months?

 Rich Montoni  — MAXIMUS Inc. - CEO

 I think it’s more in the few months category, Bill, as opposed to a few weeks.

 Rich Montoni  — MAXIMUS Inc. - CEO

 Okay, thank you.

Operator

 Dana Walker, Kalmar Investments.

 Dana Walker  — Kalmar Investments - Analyst

 I was hoping to clarify revenue recognition. When you described how your take on the five years with the 320 and not 370, and that because of the pilots delay, there would be a revenue tranche that would be pushed out. Can you describe how that might play in real terms? You’re at roughly a 10-million-a-quarter run rate now.

 Rich Montoni  — MAXIMUS Inc. - CEO

 I think that’s right. 10 million a quarter, times 4, is approximately $40 million. And first off, the revenue recognition methodology on this contract, we don’t use percentage completion accounting. We recognize this on a fee-for-service basis. And because of the delay, we had additional regions that were to be rolled out earlier, and hence, the additional regions would have been on-board for a longer period of time, Dana. So the big impact from a revenue prospective is those regions not being on-board for the originally anticipated period of time, being on-board for a shorter period of time.

 Lisa Miles  — MAXIMUS Inc. - IR

 Dana, just one clarifying point. On our last call, we did note that through the first half of fiscal ‘06, this particular project ran at about $15 million for the first half of the year. And we still expect that to be roughly the same for the second half of the year, somewhere between 30 and 35 million.

 Dana Walker  — Kalmar Investments - Analyst

 Is there a way of attributing how important the IE part of the total contract is to the revenue pie, versus CHIP, enrollment brokerage and other?

 Rich Montoni  — MAXIMUS Inc. - CEO

 Hold one minute, Dana. The IE component anticipated revenue over the entire contract period is anticipated not to be — to approach 50%; that would be less than 50% of the contract value.

 Dana Walker  — Kalmar Investments - Analyst

 So when they pilot is delayed, I presume that means that the amount of IE revenue that you would expect — that you had expected to realize — have expected to realize, is moderated; and if the contract in time gets extended, you would hope to see that revenue run rate, which was 70-some-odd at peak, to be realized?

 Rich Montoni  — MAXIMUS Inc. - CEO

 I agree with that, Dana.

 Dana Walker  — Kalmar Investments - Analyst

 Okay, I will back off. Thank you.

Operator

 Andrew Steinerman, Bear Stearns. I apologize — it looks like he has disconnected.

 Rich Montoni  — MAXIMUS Inc. - CEO

 Thank you.

 Lisa Miles  — MAXIMUS Inc. - IR

 Operator, was that our last question?

Operator

 Yes it was.

 Lisa Miles  — MAXIMUS Inc. - IR

 Okay, well thank you very much for joining us for this conference call and we look forward to talking to you when we report full earnings in August. Thank you.

Operator

 Ladies and gentlemen, a replay of this call will be available to you within the hour. You can access the replay by dialing 1-800-207-7077, and entering PIN number 4851. Ladies and gentlemen, this concludes today’s presentation. Thank you for your participation, you may now disconnect.

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